Exhibit 99.1
10x Genomics Reports Fourth Quarter and Full Year 2020 Financial Results and Provides Outlook for 2021
Q4 2020 revenue growth of 49% over prior year
PLEASANTON, Calif. February 17, 2021 – 10x Genomics, Inc. (Nasdaq: TXG) today reported financial results for the fourth quarter and full year ended December 31, 2020 and provides outlook for full year 2021.
Recent Highlights
•Revenue was $298.8 million for the full year and $112.2 million for the fourth quarter of 2020, representing 22% and 49% increases over the corresponding periods of 2019
•2,412 Chromium instruments sold as of December 31, 2020
•More than 2,200 peer-reviewed publications based on data generated using 10x products
•Operations center in Singapore came online and began consumables manufacturing
Fourth Quarter 2020 Financial Results
Revenue was $112.2 million for the three months ended December 31, 2020, a 49% increase from $75.3 million for the three months ended December 31, 2019. This increase was primarily the result of increased consumables revenue driven by growth in the instrument installed base.
Gross margin was 83% for the fourth quarter of 2020, as compared to 78% for the corresponding prior year period. The increase in gross margin was driven primarily by a smaller percentage of product sales being subject to royalties under ongoing litigation due to the transition to Next GEM products, partially offset by higher costs from newly introduced products.
Operating expenses were $502.9 million for the fourth quarter of 2020, a 653% increase from $66.8 million for the three months ended December 31, 2019, and included $406.9 million of in-process research and development expense related to intellectual property purchased in connection with the acquisition of ReadCoor. Other drivers of the increase in operating expenses this quarter include increased personnel expenses, including stock-based compensation, and increased litigation expenses.
Operating loss was $409.6 million for the fourth quarter of 2020, as compared to an operating loss of $8.1 million for the corresponding prior year period. This includes $14.3 million of stock-based compensation for the fourth quarter of 2020, as compared to $5.1 million for the fourth quarter of 2019.
Net loss was $415.6 million for the fourth quarter of 2020, as compared to a net loss of $7.1 million for the corresponding prior year period.
Full Year 2020 Financial Results
Revenue was $298.8 million for the year ended December 31, 2020, a 22% increase from $245.9 million for 2019.

Gross margin was 80% for full year 2020, as compared to 75% for 2019. The increase in gross margin was driven primarily by a smaller percentage of product sales being subject to royalties under ongoing litigation due to the transition to Next GEM products, partially offset by higher costs from newly introduced products.

Operating expenses were $774.5 million for full year 2020, as compared to $215.4 million for 2019, an increase of 260%. Operating expenses in 2020 included $447.5 million of in-process research and development expense related to intellectual property purchased in connection with the acquisitions of CartaNA and ReadCoor.

Operating loss was $534.1 million for full year 2020, as compared to an operating loss of $30.6 million for 2019. This includes $48.6 million of stock-based compensation for full year 2020, as compared to $13.3 million for full year 2019.

Net loss was $542.7 million for full year 2020, as compared to a net loss of $31.3 million for 2019. This includes $447.5 million of in-process research and development expense described above.

Cash and cash equivalents were $663.6 million as of December 31, 2020, which include net proceeds of $482.2 million arising from the successfully completed follow-on stock offering in September 2020.
2021 Financial Guidance
10x Genomics expects full year 2021 revenue to be in the range of $480 million to $500 million, representing 61% to 67% growth over full year 2020 revenue.
Webcast and Conference Call Information
10x Genomics will host a conference call to discuss the fourth quarter and full year 2020 financial results, business developments and outlook after market close on Wednesday, February 17, 2021 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.10xGenomics.com. The webcast will be archived and available for replay for at least 45 days after the event.
About 10x Genomics
10x Genomics is a life science technology company building products to interrogate, understand and master biology to advance human health. The company’s integrated solutions include instruments, consumables and software for analyzing biological systems at a resolution and scale that matches the complexity of biology. 10x Genomics products have been adopted by researchers around the world including in all of the top 100 global research institutions as ranked by Nature in 2019 based on publications and all of the top 20 global pharmaceutical companies by 2019 research and development spend, and have been cited in over 2,200 research papers on discoveries ranging from oncology to immunology and neuroscience. The company’s patent portfolio comprises more than 1,000 issued patents and patent applications.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might," "will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include statements regarding 10x Genomics, Inc.’s expectations regarding the company’s business operations, financial performance and results of operations as well as the company’s ability to meet its anticipated cash needs for the foreseeable future. These statements are based on management’s current expectations, forecasts, beliefs, assumptions and information currently available to management, and actual outcomes and results could differ materially from these statements due to a number of factors, including the potential impact of the COVID-19 pandemic. Other risks and uncertainties that could affect 10x Genomics, Inc.’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents 10x Genomics, Inc. files with the Securities and Exchange Commission from time to time. Although 10x Genomics, Inc. believes that the expectations reflected in the forward-looking statements are reasonable, it cannot provide any assurance that these expectations will prove to be correct nor can it guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. These forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments 10x Genomics may make. Further, as the COVID-19 pandemic is unprecedented and continuously evolving, such forward-looking statements may not accurately or fully reflect the potential impact that the COVID-19 pandemic may have on the business, financial condition, results of operations and cash flows of 10x Genomics, Inc. The forward-looking statements in this press release are based on information available to 10x Genomics, Inc. as of the date hereof, and 10x Genomics, Inc. disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing 10x Genomics, Inc.’s views as of any date subsequent to the date of this press release.

Disclosure Information
10x Genomics uses filings with the Securities and Exchange Commission, its website (www.10xgenomics.com), press releases, public conference calls, public webcasts and its social media accounts as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Contacts
Investors: investors@10xgenomics.com
Media: media@10xgenomics.com

10x Genomics, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue	$112,218	$75,289	$298,845	$245,893
Cost of revenue (1)	18,897	16,582	58,468	61,033
Gross profit	93,321	58,707	240,377	184,860
Operating expenses:
Research and development (1)	39,704	27,889	123,375	83,097
In-process research and development	406,911	—	447,548	—
Selling, general and administrative (1)	55,974	38,756	202,326	130,834
Accrued contingent liabilities	314	142	1,270	1,502
Total operating expenses	502,903	66,787	774,519	215,433
Loss from operations	(409,582)	(8,080)	(534,142)	(30,573)
Other income (expense):
Interest income	61	1,819	1,532	2,805
Interest expense	(317)	(992)	(1,682)	(3,079)
Other income (expense), net	1,216	227	1,337	(186)
Loss on extinguishment of debt	—	—	(1,521)	—
Total other expense	960	1,054	(334)	(460)
Loss before provision for income taxes	(408,622)	(7,026)	(534,476)	(31,033)
Provision for income taxes	6,950	108	8,255	218
Net loss	$(415,572)	$(7,134)	$(542,731)	$(31,251)
Other comprehensive loss:
Foreign currency translation adjustment	2	114	(4)	(9)
Comprehensive loss	$(415,570)	$(7,020)	$(542,735)	$(31,260)
Net loss per share, basic and diluted	$(3.87)	$(0.07)	$(5.37)	$(0.80)
Weighted-average shares used to compute net loss per share, basic and diluted	107,386,772	96,027,247	101,151,675	39,091,366

(1)Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2020	2019	2020	2019
Cost of revenue	$443	$154	$1,551	$325
Research and development	5,225	2,273	19,623	5,721
Selling, general and administrative	8,601	2,648	27,452	7,287
Total stock-based compensation expense	$14,269	$5,075	$48,626	$13,333

10x Genomics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share data)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$663,603	$424,166
Restricted cash	16,567	—
Accounts receivable, net	51,208	33,371
Inventory	29,959	15,270
Prepaid expenses and other current assets	13,029	8,033
Total current assets	774,366	480,840
Property and equipment, net	72,840	48,821
Restricted cash	8,474	52,327
Operating lease right-of-use assets	46,983	—
Other assets	26,678	23,935
Total assets	$929,341	$605,923
Liabilities and stockholders’ equity
Current liabilities:
Accrued contingent liabilities	$44,173	$—
Accounts payable	4,709	13,028
Accrued compensation and related benefits	15,383	12,394
Accrued expenses and other current liabilities	43,453	24,448
Term loans, current portion	—	9,882
Deferred revenue, current	4,472	3,297
Operating lease liabilities	5,936	—
Total current liabilities	118,126	63,049
Term loans, noncurrent portion	—	19,837
Accrued contingent liabilities	—	68,658
Accrued license fee, noncurrent	11,171	16,251
Deferred rent, noncurrent	—	16,120
Operating lease liabilities, noncurrent	57,042	—
Other noncurrent liabilities	3,930	1,925
Total liabilities	190,269	185,840
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.00001 par value; 100,000,000 shares authorized, no shares issued and outstanding as of December 31, 2020 and December 31, 2019	—	—
Common stock, $0.00001 par value; 1,100,000,000 shares authorized and 108,485,909 and 96,241,596 shares issued and outstanding as of December 31, 2020 and 2019	2	2
Additional paid-in capital	1,544,218	682,494
Accumulated deficit	(805,098)	(262,367)
Accumulated other comprehensive loss	(50)	(46)
Total stockholders’ equity	739,072	420,083
Total liabilities and stockholders’ equity	$929,341	$605,923